Exhibit 10.1
IRIDEX CORPORATION
2006 INCENTIVE PROGRAM
Purpose: The 2006 Incentive Program is designed to reward those eligible employees whose performance throughout the year was helpful in achieving our financial goals and the management team based upon company and personal performance against key objectives. The incentive program will consist of three parts: (1) a Management Bonus Program covering Executives, Directors, and Managers to award performance and completion of individual and Company goals; (2) a Profit Sharing Program covering all eligible employees not included in the Management Bonus Program or on a Commission Plan; and (3) a Special Bonus Program for any employee who makes extraordinary contributions above and beyond their job description resulting in enhanced revenues, profits or future positioning for the Company.
Eligible Employees: All IRIDEX employees who are not covered by a commission program are eligible to receive either a Management Bonus or Profit Sharing. All IRIDEX employees are eligible to be awarded a Special Bonus in recognition of extraordinary contributions. Eligible employees who start during the 2006 year will receive a prorated incentive. An employee must be employed in good standing at the time of payment in order to receive an incentive payment.
Incentive Pool: After the completion of the annual audit for the 2006 fiscal year, an incentive pool (the “Incentive Pool”) will be calculated as follows: (1) at 100% of the targeted 2006 operating income, as determined by the Board of Directors (the “Targeted 2006 Operating Income”), 19% of the Targeted 2006 Operating Income will be placed into the Incentive Pool; and (2) in the event that the Company’s operating income for fiscal 2006 is greater than 100% of the Targeted 2006 Operating Income, then 20% of the increment above the Targeted 2006 Operating Income will be added to the Incentive Pool.
Distribution of Incentive Pool: If the Company achieves operating income for fiscal 2006 equal to 100% of the Targeted 2006 Operating Income, then the Incentive Pool will be distributed as follows: (1) approximately 67% to all employees eligible for the Profit Sharing payouts and the Company’s Directors and Managers eligible for Management Bonus Program payouts; (2) approximately 27% for Company’s Executive Officers Management Bonus payouts; and (3) approximately 6% for Special Bonus Program payouts.
If the Company achieves operating income for fiscal 2006 in excess of 100% of the Targeted 2006 Operating Income, then the distribution of the increment added to the Incentive Pool is intended to be distributed as follows: (1) 76.5% for Management Bonus Program payouts (including the Company’s Executive Officers, Directors and Managers); and (2) 23.5% for Profit Sharing Program payouts.
If the Company achieves operating income for fiscal 2006 at or above 90% but below 100% of the Targeted 2006 Operating Income, payouts, if any, under the Management Bonus Program, the Profit Sharing Program, or the Special Bonus Program shall be at the recommendation of the Company’s Chief Executive Officer, with the final approval of the Compensation and Nominating Committee of the Company’s Board of Directors.
After calculation of the amount available for the Incentive Pool, the Compensation and Nominating Committee of the Company’s Board of Directors will review and approve the amount available for distribution for each program. The Compensation and Nominating Committee will then: (1) work with the Company’s Chief Executive Officer and Chief Financial Officer to establish the percentage to be paid to each eligible participant in the Profit Sharing Program, which payments will be based on each eligible participant’s base salary at the end of the year; (2) evaluate the list proposed by the Chief Executive Officer for payouts to employees under the Special Bonus Program for extraordinary contributions made during the year; and (3) determine the amount of any distributions to be made under the Management Bonus Program, after evaluating the performance of the Company’s Managers towards completion of their individual and Company goals.

The Compensation and Nominating Committee will establish the amount of any bonus to be paid to the Company’s Chief Executive Officer. The Chief Executive Officer will then recommend the amount of any bonuses to be paid to each of his or her direct reports. The remainder of the bonus pool will then be allocated to the remaining Managers by the department heads with the approval of the Company’s Chief Executive Officer. The final list of incentive payments will be returned to the Compensation and Nominating Committee for approval.
Payment of Incentive Payments: The Profit Sharing Program payments will be made as soon as possible after the completion of the annual audit for the 2006 fiscal year. The Management Bonus Program and Special Bonus Program payments will be made after the final approval of the Compensation and Nominating Committee.